Final Transcript

Conference Call Transcript CSC - Q1 2012 Computer Sciences Corp Earnings Conference Call Event Date/Time: Aug 10, 2011 / 03:00PM GMT

CORPORATE PARTICIPANTS

 Bryan Brady
 CSC - VP IR

 Mike Laphen
 CSC - Chairman, President, CEO

 Mike Mancuso
 CSC - VP, CFO

CONFERENCE CALL PARTICIPANTS

 Joseph Foresi
 Janney Montgomery Scott - Analyst

 Nathan Rozof
 Morgan Stanley - Analyst

 David Grossman
 Stifel Nicolaus - Analyst

 Darrin Peller
 Barclays Capital - Analyst

 Tien-Tsin Huang
 JPMorgan Chase & Co. - Analyst

 Edward Caso
 Wells Fargo Securities - Analyst

 Guarav Gupta
 Bank of Montreal - Analyst

 Jason Kupferberg
 Jefferies & Company - Analyst

 Julio Quinteros
 Goldman Sachs - Analyst

Final Transcript
Aug 10, 2011 / 03:00PM GMT, CSC - Q1 2012 Computer Sciences Corp Earnings Conference Call

 PRESENTATION

Operator

 Ladies and gentlemen, good day and welcome to the CSC fiscal-year 2012 first-quarter earnings conference call. Please note today's conference is being recorded.

For opening remarks and introductions, I would like to turn the call over to Mr. Bryan Brady, Vice President of Investor Relations. Please go ahead, sir.

 Bryan Brady - CSC - VP IR

 Thank you, operator. Good morning, ladies and gentlemen, and welcome to CSC's earnings call for the first quarter of our fiscal year 2012. We issued our financial results earlier this morning, so hopefully you've had a good opportunity to review them.

With me today are Mike Laphen, our Chairman and Chief Executive Officer, and Mike Mancuso, our Chief Financial Officer. As usual, this call is being webcast at CSC.com, and we've also posted slides to our website to accompany our discussion.

So moving to slide two, you'll see our reminder that statements made during this call that are not historical facts may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these risks and uncertainties is contained in the Company's filings with the SEC.

Copies of these filings are available from the SEC, from our website, and from our investor relations department.

On slide three, you'll see our acknowledgement that CSC's presentation includes certain non-GAAP financial measures. In accordance with SEC rules, a reconciliation of these metrics to GAAP metrics is included in the tables of the earnings release and in the appendix to our slides. Both documents are available for your review at the investor relations section of the CSC website.

Finally, I'd like to remind our listeners that CSC assumes no obligation to update the information presented on this conference call, except, of course, as required by law.

Now if you'll kindly move to slide number four, I am pleased to turn the call over to Mike Laphen.

Mike Laphen - CSC - Chairman, President, CEO

 Thank you, Bryan. Good morning, ladies and gentlemen, and thank you for joining us today.

In addition to covering our financial performance for the first quarter of our fiscal-year 2012, I will provide some further insight into our recently-announced acquisition of iSOFT, an update of the status of our NHS program, and our new business bookings.

Final Transcript
Aug 10, 2011 / 03:00PM GMT, CSC - Q1 2012 Computer Sciences Corp Earnings Conference Call

At the end of July, we successfully completed our acquisition of iSOFT Group Limited. This strategic acquisition brings to CSC approximately 3,000 healthcare IT skilled employees, including those from major research and development centers in India, Spain, the UK, Australia, New Zealand, and central Europe. We also gain roughly 200 qualified healthcare administrators and some 100 clinical practitioners, as well as 100 premium healthcare software products to add to CSC's portfolio.

These assets, in combination with CSC's existing healthcare capabilities, intellectual property, and client base, create a vertical business unit that operates at all levels of the healthcare value chain. This includes individual patient care to national government settings across both payers and providers with offerings spanning from consultancy engagements to solutions design, delivery and technology, and business process outsourcing.

Strategically, our healthcare vertical now has a strong foundation of IP to leverage, much as we do with our very successful financial services vertical.

Geographically, iSOFT's coverage of the global markets complements that of CSC. The combined entity provides solid market positions in North America, the UK, central Europe, Australia, and New Zealand, as well as the IP and solutions necessary to enhance expansion within Asia, South America, and the Middle East.

Acquisition-related costs, including the requisite accounting treatments for conversion from international standards to GAAP, as well as integration costs, result in a dilutive effect in the current fiscal year. In subsequent years, we expect this business to generate double-digit margins and be accretive on a pro forma basis. Mike Mancuso will provide you with additional insight during this presentation.

Turning to NHS, we continue to execute and deliver against our current commitments across both primary and secondary care. Lorenzo remains in production, routinely supporting daily operations at 10 trusts, including the three early-adopter sites for Release 1.9.

We are progressing the next set of delivery modules, including emergency care and outpatient prescribing, which are anticipated to be installed at the University Hospitals Morecambe Bay once an agreement is reached with the Authority.

As we reported, finalization of an MOU remains dependent upon the completion of the UK government's review process. The NHS has indicated that they will be scheduling a September meeting with CSC to discuss the program.

Moving now to new business. Our year-to-date bookings as of Monday totaled $4.1 billion, with $2.3 billion of that total occurring in our first quarter. Additionally, there's a further $1.4 billion of awards for which we have been down-selected to one or are the only party in negotiations. We currently anticipate closing the second quarter at approximately the midpoint of our full-year guidance.

Key new awards include a significant new outsourcing contract with the steel producer ArcelorMittal; expansion of our outsourcing relationship with a major consumer goods company to include application services; and in the Federal sector, a new contract with the World Trade Center Health Program to support health monitoring treatment for emergency responders, recovery and cleanup workers, and others who were adversely affected by the terrorist attack of 9/11.

Turning now to the public sector. NPS revenues declined 2.4% quarter over quarter, driven primarily by the completion of our support of last year's U.S. census, which occurs once every 10 years.

We are experiencing growth in areas aligned with key government priorities, including more than $600 million in key wins in fiscal-year 2011 at Health and Human Services, continued success of winning tasks on the Department of State Global Support Strategy for Overseas Consular Support Services, and our expansion of activities and data center consolidation and cloud activities with our public-sector clients.

Currently, over 60% of our fiscal-year 2012 pipeline lies within our identified high-growth market segments. These market segments in health, cybersecurity, identity management, data-center consolidation, and cloud services are continuing to grow at above-market rates, partially offsetting the reductions and pressures in other areas of our U.S. public-sector portfolio.

Final Transcript
Aug 10, 2011 / 03:00PM GMT, CSC - Q1 2012 Computer Sciences Corp Earnings Conference Call

Across the customer base in our U.S. government market, budget uncertainties, in conjunction with the prolonged debate around the debt limit, continue to create delays in awarding new initiatives. The trend towards smaller awards and the increased use of IDIQ contract vehicles continue.

Currently, NPS has a substantial backlog of approximately $4.6 billion of submitted proposals scheduled for award in our fiscal-year 2012. At the end of the first quarter, pipelines for U.S. public-sector awards scheduled for fiscal-year 2012 stands at $11 billion, with $2.9 billion of those scheduled for award within our second quarter.

For the full year, we expect NPS will continue to generate solid, profitable cash flows with essentially flat full-year revenues.

Consistent with recent improvements in our commercial pipeline, topline revenue growth in our first quarter of our BSS segment was 17% as reported and 8% on a constant-currency basis. Demand for consulting services was strong in North America, Brazil, Australia, and selected markets in EMEA.

Our financial services vertical continues to perform well with first-quarter year-over-year growth of 14%, as reported. Overall, commercial growth was 6.7% on an as-reported basis as the strong revenue performance was -- from BSS was offset by weaker MSS demand.

Managed Services Sector first-quarter revenue increase of 1.3% year over year was aided by currency tailwinds. Recent delays and softness in contract awards contributed to the decline in constant-currency revenues. However, for the full year we anticipate revenues comparable to last year.

As you've seen in our press release, OI and OI margin declined in our first quarter, driven primarily by the performance of our MSS business unit. MSS issues included normal first-quarter workforce rationalizations, additional expenses required to offset the Nordic strike-related actions, higher-than-expected program and startup transition costs, and an adverse EAC adjustment.

In spite of these MSS difficulties and increased legal fees, we delivered strong EPS growth year over year as a result of our continued focus on the efficient and effective management of tax, globally.

For the full fiscal year, we have revised our margin guidance to reflect the anticipated effects of the iSOFT acquisition, increased legal fees, and the MSS performance issues discussed earlier. We expect that our improved tax efficiency will offset the dilutive first-year EPS impact of our iSOFT acquisition. Consequently, our full-year guidance for bookings, revenue, cash, and EPS remains intact.

I'll now turn it over to Mike Mancuso for further details of our first-quarter results, the financial impact of the iSOFT acquisition, and our outlook for the remainder of fiscal-year 2012.

 Mike Mancuso - CSC - VP, CFO

 Thanks, Mike, and good morning. I will begin on chart seven.

As Mike Laphen indicated, overall revenue in the quarter increased 3% as reported and declined about 2% when adjusted for currency. The good news is the strong commercial revenue growth in our BSS segment. I'll have more to say on revenue a little later.

Operating income declined significantly in our MSS segment. The margins in our other two segments were about where we expected, with the variation on mix and timing affecting the absolute rate.

Final Transcript
Aug 10, 2011 / 03:00PM GMT, CSC - Q1 2012 Computer Sciences Corp Earnings Conference Call

Our tax rate for the quarter offset the impacts of the MSS margin performance and a higher corporate G&A, resulting in a sizable increase in EPS versus last year and our earlier guidance. I'll add more color to these areas as we get further into my charts.

Now, if you'll turn to chart eight, labeled new business bookings. Historically in our business, as the FY11 data suggests, the booking profile is lumpy with no real predictable pattern. We booked $2.3 billion in this Q1, and for Q2 to date we have booked $1.8 billion. We have been down-selected for another $1.4 and we believe we will capture another $2.8 by the end of September.

So our best estimate for Q2 is $6 billion, which would give us $8.3 at the halfway mark, and we are still of the view that $17 billion is achievable for the full year. However, if the world economic conditions weaken further and U.S. government spending gets further disrupted, then the $17 billion becomes more challenging, but for now it's our best estimate.

Chart nine talks to our EPS for the quarter relative to our guidance. When we offered the Q1 guidance on May 25th, we considered the labor situation in the Nordics, corporate G&A potential increases, et cetera, and we guided accordingly. As it turned out, tax planning initiatives progressed favorably, driving our tax rate into negative territory, resulting in a sizable tax benefit that more than offset the unanticipated MSS program issues and corporate G&A increase.

Chart 10 addresses revenue by line of business with a comparison to Q1 FY11. On a GAAP basis, revenue grew by 3%, and declined by 1.6% in constant currency, with the BSS segment growing at 17% and 8%, respectively, for the reasons Mike Laphen noted in his remarks.

Chart 11 displays operating income by segment. As we discussed, the decline in MSS accounts for the year-over-year decrease.

I also need to remind you that we report the NHS contract in the BSS segment, and the margin rate on that contract was higher in Q1 of FY11. You'll recall we adjusted that margin downward in Q4 of FY11, and the NHS contract is recorded at the lower rate in this quarter.

Turning to chart 12, the P&L statement for the quarter with comparison to last year. You can see the lower operating income and higher corporate G&A is more than offset by the lower tax rate, resulting in a $0.29 increase in continuing-ops EPS over last year.

Chart 13 reflects selected balance-sheet accounts with comparisons to last year. Our cash balance at the end of the quarter of $1.7 billion, when compared to last year, is lower, primarily because we paid off our $1.5 billion fully-drawn bank line subsequent to Q1 FY11. Debt is lower as a result, and our debt to capital ratios continue to improve.

Chart 14 shows our DSO position for the last several quarters. On average, we have improved by one day relative to Q1 of last year.

Now to the hard part, full-year guidance. Chart 15 is a walk from our May 25 full-year EPS guidance to our updated guidance, which, as you can see, is unchanged. Moving left to right, now we are forecasting a tax rate of 20% versus the earlier guidance of 32%, which generates an $0.82 EPS benefit. Our increased corporate G&A, driven primarily by legal fees, coupled with the MSS performance issues, results in a $0.27 decrease such that, excluding iSOFT, our EPS would climb to a range of $5.25 to $5.35.

We have been very clear that our guidance always excluded the iSOFT acquisition, and assuming the transaction received regulatory approval, it would be dilutive to our EPS in the first year. The dilution results from the conversion of iSOFT from IFRS, International Financial Reporting Standards, to GAAP, and the amortization impact of intangible assets and our own integration spend. The iSOFT transaction closed on July 29th.

Final Transcript
Aug 10, 2011 / 03:00PM GMT, CSC - Q1 2012 Computer Sciences Corp Earnings Conference Call

Australian regulatory requirements restricted our pre-closing access to iSOFT, so we are now deep into the purchase accounting details by contract, region, et cetera. We estimate, and I underscore estimate, that iSOFT will dilute our EPS by $0.55 this year.

On a pro forma basis, excluding the aforementioned purchase-accounting adjustments, iSOFT will yield double-digit operating margins in FY13 and beyond. So, somewhat coincidentally, if we adjust FY12 guidance for the inclusion of iSOFT, we come back to the range of $4.70 to $4.80 EPS.

Now the next challenge is to estimate how the iSOFT dilution will fall by quarter. Chart 16 reflects our best estimate at this time of Q2 EPS with and without iSOFT. It is $1.08 excluding and $0.58 to $0.78 including.

Let me say one final word of caution about FY12 guidance. As you know, there are a number of large balls still in the air, principally the NHS contract, MSS performance, the iSOFT integration, federal government spending, our ongoing SEC investigation, and our ADR process with the federal government, to name a few.

Now, if you'll turn to chart 17, I'll summarize our position on guidance. We are expressing our current guidance including and excluding iSOFT. We think $17 billion of bookings is achievable. On revenue, iSOFT will contribute on a GAAP basis approximately $150 million this year. The midpoint of our range is $16.750 billion, so iSOFT's inclusion is within our current range.

My get-off-the-stage message is that our business is sound. We have one of the strongest balance sheets in our industry. In fact, this morning, S&P issued a press release removing us from CreditWatch and affirming our A- rating.

We will perform our way through the challenges on our plate. We'll continue to focus on cash generation and provide meaningful returns to our shareholders.

Now I'll turn it back to Bryan to initiate the Q&A.

 Bryan Brady - CSC - VP IR

 Okay, thank you, Mike. Ladies and gentlemen, we are now ready for our Q&A session. Operator, could I ask you to please advise our callers of the procedures for asking their questions?

 QUESTION AND ANSWER

Operator

 (Operator Instructions). Joseph Foresi, Janney Montgomery Scott.

 Joseph Foresi - Janney Montgomery Scott - Analyst

 Hi, gentlemen. My first question here is just maybe you could give us an update on the outlook for government spending. Obviously the sector -- or the segment was down year over year, and maybe you could just give us some reason why you are confident that that might end up flat for the full year.

Final Transcript
Aug 10, 2011 / 03:00PM GMT, CSC - Q1 2012 Computer Sciences Corp Earnings Conference Call

 Mike Laphen - CSC - Chairman, President, CEO

 Joseph, as I said earlier, we're tracking the market closely. We are making good progress in the areas that we've identified as high growth. We are winning our fair share of the business there.

So, we -- where we are right now, as we see the government spending evolving, we think we're pretty close to a breakeven in terms of last year. This quarter was impacted by the census revenues that we had last year that, as I mentioned in the commentary, happens only once in every 10 years. So, that affects Q2 again a little bit, but then normalizes out of that after Q2.

 Joseph Foresi - Janney Montgomery Scott - Analyst

 Has there been any change in sort of the size of either the IDIQs or the potential deals that are coming your way? Has there been any change in the government's procurement process? I know they changed over on the CIO side. Maybe you could just give us some idea on that front.

 Mike Laphen - CSC - Chairman, President, CEO

 I think the trend is greater use of the IDIQs, for sure, and also smaller awards.

I think the agencies are parsing their awards more than they did historically so that they can stay flexible until they understand how the debt ceiling negotiations are going to impact them. So as we said, as Mike said earlier, our estimate for the federal marketplace does not assume a radical impact from the debt ceiling. If we do get a radical impact, obviously we will be impacted as would others.

 Joseph Foresi - Janney Montgomery Scott - Analyst

 And just finally on that, on the IDIQ side, by definition I would think the visibility would go down as IDIQs increase as a percentage of the government business. Maybe you could just talk about maybe what percentage of bookings they are, and just review your confidence given the fact that they're becoming a larger piece?

 Mike Laphen - CSC - Chairman, President, CEO

 I don't have at hand the percentage. We'll get that.

But I would say that what gives us confidence is that we have an extensive array of IDIQ contracts in our portfolio that go across just about every agency and department in the government. And we have traditionally been very high performers on those IDIQ contracts. So, corporately, we feel we are very well placed as that shift occurs.

I would agree with your comments regarding visibility because as you go forward with smaller awards, obviously what you're able to project with greater visibility in the future gets impaired if it -- versus big RFPs coming out and carrying revenue for multiple years.

 Joseph Foresi - Janney Montgomery Scott - Analyst

 I'll get back in queue. Thanks.

Final Transcript
Aug 10, 2011 / 03:00PM GMT, CSC - Q1 2012 Computer Sciences Corp Earnings Conference Call

Operator

 Nathan Rozof, Morgan Stanley.

 Nathan Rozof - Morgan Stanley - Analyst

 Hi, guys. Thanks for taking my question. I'll switch gears a little bit and ask some questions about the commercial side of the business. Industry-wide, we seem to be seeing a divergence in demand between consulting and outsourcing. I think that is evidenced by your strong performance in BSS this quarter, as well as your focus on that as a growth platform.

But given your position in both these markets, can you help us to understand what's motivating the differences at the client site in terms of willingness to invest in consulting versus outsourcing? Do you think this is a temporary, more of a secular shift, and how are you guys positioning CSC to capture the benefits of the changing dynamics?

 Mike Laphen - CSC - Chairman, President, CEO

 As we briefed at our investors day, we think there is a significant shift going on in the marketplace and in the technology bases as well. So as we see -- as we experience a shift more to the cloud environment, I think that will continue to impact what is going on in the outsourcing market.

We have invested and have positioned ourselves very well in the cloud environment, but I think the clients, industry at large out there, is, I think, sorting out exactly what they're going to do or not going to do on a cloud basis versus an outsourcing basis.

On the other hand, in the business solution side we continue to see a demand for offerings that improve the top line as well as the bottom line, and particularly from an industry perspective.

Barring a significant downturn in the macroeconomic picture, I think we will continue to see that. We have purposely positioned ourselves for that market.

As I said, our financial services vertical is doing very well in that market, and the acquisition of iSOFT and the IP that is associated with that, positions us in the same manner in the healthcare market as it did for the -- as we are in the financial services. So, we're in a -- we, CSC, and industry in general, the IT services industry in general, I believe, are in a significant transition. We're all working our way through this.

 Nathan Rozof - Morgan Stanley - Analyst

 The discussion of the cloud is as helpful now as it was at the analyst day. I was wondering, can you provide us -- I think at the analyst day you said that you were incorporating the cloud in all new outsourcing pursuits. Is there a way you can quantify what proportion of clients or what proportion of negotiations are now including some sort of a cloud component?

Final Transcript
Aug 10, 2011 / 03:00PM GMT, CSC - Q1 2012 Computer Sciences Corp Earnings Conference Call

 Mike Laphen - CSC - Chairman, President, CEO

 I would say just about every initiative or every undertaking includes discussions and studies around cloud now, at various levels. And I think we're particularly well positioned to help our clients identify what should go on the public cloud, which could be on a hybrid, and what needs to be on the private cloud.

So, I think that analysis is part of almost every engagement discussion at this point in time, and I think it will continue to be as we get more clarity around exactly how cloud can best be utilized in the corporate environment, or public-sector environment as well.

 Nathan Rozof - Morgan Stanley - Analyst

 Thank you. And then, last one for me and I'll get out of everyone else's way here. The insight you gave into the outlook for the bookings in fiscal second quarter was very helpful, so I thank you for that. I just was curious how the 50% win rate assumption on the qualified pipeline compares to history. Thanks.

 Mike Laphen - CSC - Chairman, President, CEO

 Our typical win rate is 50% or better on qualified opportunities, so that's why we use the 50%.

Operator

 David Grossman, Stifel Nicolaus.

 David Grossman - Stifel Nicolaus - Analyst

 Thanks. I know you identified and talked about the margin issue in the managed service business. Can you help us understand just how far along you are in really determining what those issues are, and the visibility on when you see those stabilizing or, in fact, going back up?

 Mike Laphen - CSC - Chairman, President, CEO

 Sure, David, let me -- there's always a lot of puts and takes, but let me break this down into three major tranches to help give a little bit more visibility and clarity on it.

The first element was a significant amount of costs in the Nordics region to support the -- our efforts to be able to realign and rationalize the workforce in the Nordics to put us back in a more competitive situation. That involved a strike by that workforce. It went to court, where the court ruled favorably for CSC, which we are extremely pleased about.

Final Transcript
Aug 10, 2011 / 03:00PM GMT, CSC - Q1 2012 Computer Sciences Corp Earnings Conference Call

So therefore, we have -- we now have the ability going forward to rationalize the workforce at a significantly lower cost as well. Unfortunately, we had to infuse an incremental higher level of external resources to keep the business running while the CSC contingent that was on strike was out of the facility.

So that one, from the standpoint of the incremental costs, is behind us, but I would say that the benefits will take place in the upcoming quarters and into next year in terms of being able to rationalize the workforce. We have some constraints on some of the timing there, but it is exceptionally better than what it was. So, again, we're pleased that, and I would say that one is behind us.

A second major tranche that contributed to it was a EAC adjustment on a classified program, and that simply is we -- as we went through the quarter, it surfaced that the delivery timetable that they were signed up for with a customer, they were not going to meet and required incremental time to do that. There were some penalties associated with that.

We have taken the EAC hit that we believe covers the issue there. The classified program, you might ask, why didn't we catch it? It's a little bit more -- it is a lot more difficult, actually, to get the visibility of our quality assurance people in a classified program, and this was a classified program overseas as well. So it was sort of unique. But we believe we have that one behind us as well.

The final one is a startup transition outsourcing program. We are performing very well. It's amicable with the customer, but it's costing us more than we expected it to cost us. I expect that will continue to bleed in somewhat into Q2.

So there are the three major things. David, what I would say is that if you look at MSS profitability on the whole, what I would suggest you would take away is that we expect our profitability for the full year to be in excess of what was reported last year for MSS, just to give you some parameter. It will be somewhat less than if you normalized it for the Nordics reduction.

So unfortunately, we will not recover the full Nordics impact, if you will, because of these other things, but still very profitable, very sound business, and, you know, unfortunate stumbles here.

 David Grossman - Stifel Nicolaus - Analyst

 So just to make sure that I'm clear, then, Mike, the margins are in fact bottomed on the first two, so we won't see any recurring costs related to the first two items that you mentioned, but the transition on the new outsourcing contract will, in fact, continue into the second quarter. Is that right?

 Mike Laphen - CSC - Chairman, President, CEO

 That is correct.

Final Transcript
Aug 10, 2011 / 03:00PM GMT, CSC - Q1 2012 Computer Sciences Corp Earnings Conference Call

 David Grossman - Stifel Nicolaus - Analyst

 And then, if I could just ask one other thing related to NHS. As you think about the dilution that you're talking about on iSOFT for this year, does that get impacted by the final resolution and rescoping of the NHS contract? Or could that potentially be impacted?

 Mike Laphen - CSC - Chairman, President, CEO

 You know, that's such a hypothetical, David. It really would depend on which way the NHS turned.

So, I would just really be making a hypothetical statement here, and given the political sensitivities of the negotiations and the discussions and what is going on with the NHS, I just think it's best that I steer clear of that at this point in time.

I appreciate everybody would like to have more visibility into it. Frankly, we'd like to have a little bit more visibility into it as well, but we are where we are. We're performing very well on it. We think that we have an outstanding product here. We know that demand has improved significantly as production has continued at the early-adopter sites.

But having said all of that, there is still the political debate as to what to do with the program. So, I wish I could give you more insight than that, but I think that's about where we are at this point.

 David Grossman - Stifel Nicolaus - Analyst

 Thank you.

 Bryan Brady - CSC - VP IR

 Thank you, David.

Operator

 Darrin Peller, Barclays Capital.

 Darrin Peller - Barclays Capital - Analyst

 The step-up in the corporate G&A line, I know that you said there was some ongoing expenses with challenges across the business and right-sizing. Can you give us a little more granularity on what that -- first of all, what should we expect going forward on that line? I think it was $44 million this quarter, more or less, or maybe you could help me with what exactly it was and how much -- how we should think about that?

 Mike Mancuso - CSC - VP, CFO

 Best insight I can give you, Darrin, is it's predominantly legal fees associated with the SEC investigation and the shareholder suits that have been filed during the last quarter.

Final Transcript
Aug 10, 2011 / 03:00PM GMT, CSC - Q1 2012 Computer Sciences Corp Earnings Conference Call

 Darrin Peller - Barclays Capital - Analyst

 Okay. So is that something that -- thanks, Mike. Is that something that is generally thought of as recurring, or can we expect that to kind of be and come down a bit through the remaining part of the year?

 Mike Mancuso - CSC - VP, CFO

 I could be very cavalier and answer that question. It's an estimate.

In terms of the spend, it will have an impact for the remaining quarters of the year, relative to last year. It is incremental. The size and scope of it is very difficult to predict. We cannot predict the tenure of either piece of -- either one of the drivers kind of thing. A good bit of it is out of our control.

So you know, we're making a swag right now, not knowing basically what we are facing into. So, I can't give you much more insight than that, Darrin.

 Darrin Peller - Barclays Capital - Analyst

 Thanks. Listen, one follow-up for Mike Laphen, if you don't mind. The -- taking a step back and looking from a kind of high level, the stock's obviously at a point where I'm sure you guys didn't want it to be, and I'm sure that you're trying to figure out whether there's different opportunities in terms of best use of capital.

The uncertainty in the market might give you some pause, but are you considering anything from a capital structure opportunity or any other -- anything else that might sort of utilize taking advantage of where the stock price is now, given what seems like your confidence that the business is still in the right direction and everything is really going to end up being fine?

 Mike Laphen - CSC - Chairman, President, CEO

 Let me make a couple of comments there. First of all, I think there is a severe overreaction in the market right now.

But the whole macro market is so volatile that if you pop up with a surprise, you're going to get penalized significantly for it. But I think you need to step back and really look at what the underlying core businesses is and what the prospects are, and that's what we're trying to paint for you today.

In terms of the capital structure, you might've seen that we again announced our dividend, so that dividend program continues. We anticipate that will continue well into the future and probably gets stronger as it goes forward.

We -- unfortunately, we have been advised by outside counsel that we need to suspend our open-market buyback program until the conclusion of the audit committee's external/internal review associated with the Nordics. So, you know, that has got us blocked out for a bit of time, hopefully not too long.

Final Transcript
Aug 10, 2011 / 03:00PM GMT, CSC - Q1 2012 Computer Sciences Corp Earnings Conference Call

Other than that, I would say that we have a strategic direction that has been endorsed by the Board. I think the strategic direction is on target. I think that our performance in the BSS, along with our acquisition of iSOFT to further build our vertical businesses, is right on target. I think we got out in front of the cloud very well and I think we get a lot of kudos for that.

So as the outsourcing market morphs, which it is in the process of doing, we will work with it and hopefully stay one step ahead of it.

 Bryan Brady - CSC - VP IR

 (Multiple speakers). Thanks, Darrin. Next, operator?

Operator

 (Operator Instructions). Tien-Tsin Huang, JPMorgan.

 Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

 Hi, thanks. I got cut off earlier. The book-to-bill, Mike, was running -- it looks like it's running below one here for the last three quarters. Could this challenge your target to grow next year on an organic basis? I know you talked about what Q2 looks like, but it still looks like it might be tracking below one for the year -- on a trailing 12-month basis.

 Mike Laphen - CSC - Chairman, President, CEO

 This is Mike Laphen. Let me make a few comments, and I'll let Mike Mancuso follow it up with whatever he thinks will complement it.

First of all, I think you have to recognize two macro market forces that are impacting our bookings, and I think others as well. First of all, in the federal marketplace, we continue to be impacted by the budgetary uncertainty that are involved there.

Obviously, the full second half of our last fiscal year, which ended at the end of March, there was no federal budgets in place. They were just continuing resolutions, which dramatically impacted the bookings process. Even as we go through our first half of the fiscal year here, the civil agencies still operate under continuing resolutions. So there is still somewhat of an impact there.

And as we said, I think there has been softness in the outsourcing market as people sort their way through exactly what they want to do. I think quite frankly if we are successful on booking what we currently see as likely for the second quarter, I think that's going to be an extremely good picture and positions us for the remainder of the fiscal year.

I think -- Mike pointed out that we're still facing uncertainties here. If we go into another government fiscal year where they can't get their act together and get a budget, we could again get impacted. And then, the broader macro picture that we're all dealing with in terms of the U.S. credit rating and the fallout from all that, that could at some point hit our commercial and discretionary spend business.

Mike, do you want to add anything on there?

Final Transcript
Aug 10, 2011 / 03:00PM GMT, CSC - Q1 2012 Computer Sciences Corp Earnings Conference Call

 Mike Mancuso - CSC - VP, CFO

 This is Mike Mancuso. We didn't, in this particular presentation, introduce or talk about backlog, but at the end of the first quarter, we have something north of $35 billion in our backlog, and that's firm backlog. And it only includes the large deals in our BSS segment. It doesn't include the fundamental short-term consulting engagements that we get.

So as we sit right now, we've got $35 billion, almost $36 billion in backlog at this point in time. So that, coupled with our anticipated new bookings this year, still gives us the confidence that while the pattern of book to bill in the last few quarters may have been less than one, it still tells us that we can achieve the revenue forecasts that are sitting out there.

 Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

 Just two more follow-ups, if you don't mind. First, on the -- in terms of what you're talking about in the pipeline, are there any large chunky deals that are driving some of that $6 billion number that you're talking about? Because I know you've mentioned some of the deal sizes are still quite small. So I was trying to get a sense of anything that could really get pushed out and move the needle?

 Mike Mancuso - CSC - VP, CFO

 I'm not thinking that there -- there are probably a handful of deals in the three to five hundred million range that are decision-sensitive as a function of timing. I'm not aware of any multi billion dollar transactions that would have -- if delayed or missed would have a sizable impact, but let me ask Mike Laphen.

 Mike Laphen - CSC - Chairman, President, CEO

 No, I would concur with Mike's remarks.

 Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

 That's good to know. Then the last one, just on the tax side, I know in the K there was some discussion about the change in tax status on one or some of the -- I think on one of your subsidiaries that would drive like a $120 million benefit. Is that what we saw here in the quarter? I'm asking because I'm trying to get a sense of, if you're recognizing that now, I guess we won't see that repeated again next year.

Final Transcript
Aug 10, 2011 / 03:00PM GMT, CSC - Q1 2012 Computer Sciences Corp Earnings Conference Call

 Mike Mancuso - CSC - VP, CFO

 I'd like to have one every year. The answer is yes. It was the maturity of that tax initiative that we had been intensively studying through both internal and outside accounting talent, legal talent, et cetera.

In tax speak, it was somewhat of a check the blockFor tax purposes, it was deemed liquidation of a foreign subsidiary that permits a tax deduction for the fundamental liquidation at a loss of the entity. So, that is the transaction that we're talking about.

 Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

 That's good to know, and this is distinct from the IRS -- okay, thank you.

Operator

 Edward Caso, Wells Fargo.

 Edward Caso - Wells Fargo Securities - Analyst

 I'm not sure if I missed it or not, but historically you've talked about in guidance you assume growth rate of the commercial business versus the government business. Can you offer that?

 Mike Mancuso - CSC - VP, CFO

 The federal business, I think we said earlier, is -- we're forecasting flat revenues in that area. Previously I had stated that the commercial business we were forecasting in the 3% to 6% range overall, and I think at this point I'd just prefer to stay with that number right now until we see how the rest of the year goes. But that's kind of the range we're in.

 Edward Caso - Wells Fargo Securities - Analyst

 Okay, and making sure I've got the tax rate right. We should, for modeling purposes, run with sort of a 35%-ish rate for the next three quarters? Is that how it works to get us to 20% for the year?

 Mike Mancuso - CSC - VP, CFO

 Yes, the answer is yes. You've got to back -- if you consider 20% for the year and negative 84% for the first quarter, the tax rate won't necessarily be linear in the next three quarters because there will be discrete items, but you are in the right direction. I don't want to guide for tax rate by quarter, but if you assume a year-end 20% rate, I'll let you do the math.

Final Transcript
Aug 10, 2011 / 03:00PM GMT, CSC - Q1 2012 Computer Sciences Corp Earnings Conference Call

Operator

 [Guarav Gupta], Bank of Montreal.

 Guarav Gupta - Bank of Montreal - Analyst

 Hey, guys, this is Guarav Gupta for Keith Bachman. I have a quick question on the booking side. So in the Q2, you are mentioning $6 billion of bookings, out of which I heard $2.9 billion from the federal side. Can you please break down between the three buckets for the federal? Of the 1.8, 1.4, and 2.8, how much is federal?

 Mike Mancuso - CSC - VP, CFO

 I think -- I don't have the specific numbers, but I think -- from my recollection, I think the commercial and the federal awards were about evenly split.

 Bryan Brady - CSC - VP IR

 I've only got a few minutes left. Can I --

 Guarav Gupta - Bank of Montreal - Analyst

 I have a quick follow-up, Bryan. On the second half for the bookings, you mentioned about 50% of the bookings will be in the second half, and last year MSS was a key driver of contributing about 50% of bookings, and I heard Mike Laphen mention that there is some softness in the MSS. So if you guys could just talk about what gives you confidence about the bookings for the next half -- second half of this year?

 Mike Laphen - CSC - Chairman, President, CEO

 We're working directly from our qualified pipeline, so we're -- our global sales and marketing organization goes opportunity by opportunity as to what we see out there, and the probability of award this year, and the probability of win for us. So, that's a very detailed analysis that we go through. Obviously, some things can slip, but that is grounded on a qualified pipeline of known opportunities.

 Bryan Brady - CSC - VP IR

 Thanks, Guarav. Appreciate it. Operator?

Final Transcript
Aug 10, 2011 / 03:00PM GMT, CSC - Q1 2012 Computer Sciences Corp Earnings Conference Call

Operator

 Jason Kupferberg, Jefferies.

 Jason Kupferberg - Jefferies & Company - Analyst

 Thanks, guys. Just wanted to ask a follow-up on NHS. I think a couple of the assumptions that underpinned your fiscal 2012 guidance were that the renegotiated terms of the MOU would remain intact upon final signature and that there would not be any additional charges taken on the contract. I know you'd mentioned in prepared remarks that there's some meetings scheduled for September to discuss the program.

I just want to get a sense, at a high level does this change your confidence level that there will be no material change in the renegotiated terms and that there will be no additional charges, or is that -- from an investor's point of view, is that an elevated risk factor that people should be considering since obviously the final signatures have dragged out here?

 Mike Mancuso - CSC - VP, CFO

 First of all, I'd probably assume it's already elevated in terms of a risk factor.

You know, I would -- there's a whole bunch of different scenarios that could happen here. I guess the one thing that I would offer up as a little bit more visibility is that we have included within our forecast about $250 million of NHS revenue that is associated with implementations throughout the remainder of the year. So, if we're not at a baseline in September, or at least by the end of September, then that number will start to get impacted because some things will start to slip out of the fiscal year.

But right now, we're assuming that we're still on target with the MOU. We're absolutely staffed up, ready to execute. We're -- we've got the products in the delivery pipeline and we believe we have the demand. So hopefully we'll get the turn on, and things will move forward.

 Jason Kupferberg - Jefferies & Company - Analyst

 And then, just a quick follow-up, I know you mentioned, Mike, you felt that the stock price was overreacting. I mean, what are you guys focused on as a management team in terms of getting the stock to go back the other way and close the gap in the valuation multiple versus the peers? What do you guys think are the most critical success factors to achieve that?

 Mike Mancuso - CSC - VP, CFO

 I think this call and giving the visibility, and then us continuing to perform.

I think the message that Mike and I both want to get out there is that this is a very solid business with excellent prospects. We used to get criticized on our cash flow. I think we have excellent cash flow, so I think if you look at this from a number of different vectors or dimensions, I think you would come to the conclusion with us that it is undervalued.

Final Transcript
Aug 10, 2011 / 03:00PM GMT, CSC - Q1 2012 Computer Sciences Corp Earnings Conference Call

 Bryan Brady - CSC - VP IR

 Thanks, Jason.

Operator

 We have time for one final question. Julio Quinteros, Goldman Sachs.

 Julio Quinteros - Goldman Sachs - Analyst

 Great, guys. Real quickly on just headcount metrics. Can you just talk a little bit to wage inflation or wage increases, utilization, and your headcount plans for the year?

 Mike Laphen - CSC - Chairman, President, CEO

 I don't have specific headcount numbers. I will tell you we are hiring significantly in the consulting business and the BSS business in general. We are hiring selectively in the NPS markets to fulfill our success in the identified growth markets, and the MSS, again, it's selective hiring in areas like the cloud computing, virtualization, and so forth.

 Julio Quinteros - Goldman Sachs - Analyst

 Any comments on utilization in terms of where you are and where you could get that number to?

 Mike Laphen - CSC - Chairman, President, CEO

 Again, I don't have the exact number, but utilization is up.

Utilization is a big number in our BSS. It's less of a factor in the NPS market because we have such high utilization because the majority of the people are directly on contracts, and the same on MSS.

So, if you talk about utilization with us, it really is around the BSS space, and I can tell you that -- I don't have the exact numbers, but it is improving. We just hope the macro conditions will continue to support that improvement.

 Bryan Brady - CSC - VP IR

 Thanks, Julio. I appreciate it, and operator, I think we are out of time now, and I wonder if we could ask Mike Laphen to just close off the call.

 Mike Laphen - CSC - Chairman, President, CEO

 Again, thank you, everyone, for joining us. I hope our comments and insights have been helpful for you to understand where we are. It is, unfortunately, again, a lot of moving parts, but most of the moving parts are positive ones, including the acquisition of iSOFT that, again, strengthens our strategic direction. And we will look forward to talking to next quarter. Thank you so much.

Final Transcript
Aug 10, 2011 / 03:00PM GMT, CSC - Q1 2012 Computer Sciences Corp Earnings Conference Call

Operator

 Again, ladies and gentlemen, that does conclude our CSC teleconference for today. Thank you for your participation.

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